UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 27, 2016

INSMED INCORPORATED

(Exact name of registrant as specified in its charter)

Virginia	0-30739	54-1972729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Finderne Avenue, Building 10 Bridgewater, New Jersey		08807
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 977-9900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2016, Insmed Incorporated (the “Company”) announced that Mr. Roger Adsett has been appointed as Chief Commercial Officer, effective September 27, 2016.  Prior to joining the Company, Mr. Adsett, 47, was Senior Vice President, Head of Gastrointestinal and Internal Medicine Business Unit at Shire Plc, a global specialty biopharmaceutical company (“Shire”), a position he held since January 2015.  Prior to that, Mr. Adsett was Senior Vice President, Gastrointestinal Business Unit Leader at Shire, from August 2008 to January 2015.  From October 2005 to August 2008, Mr. Adsett was General Manager, Oral IBD Products of the Gastroenterology Business Unit of Shire.  From November 1994 to October 2005, Mr. Adsett held various marketing and commercial roles at AstraZeneca plc, a multinational pharmaceutical and biopharmaceutical company (“AstraZeneca”).  Prior to his time at AstraZeneca, Mr. Adsett was a senior analyst at Accenture PLC, a global professional services company, from September 1991 to November 1994.  Mr. Adsett holds an M.B.A. from The Wharton School at the University of Pennsylvania and a B.A. in English and Economics from Bucknell University.

Pursuant to the terms of the employment agreement entered into by and between Mr. Adsett and the Company on September 27, 2016 (the “Employment Agreement”), he will receive an annual base salary of $430,000 and will be eligible to participate in the Company’s benefit and compensation plans.  Mr. Adsett has been assigned an annual target bonus of 40% of his base salary.  Mr. Adsett will also be eligible to receive a signing bonus of $25,000 upon the completion of 30 days of employment with the Company, which he must repay in the event he resigns without Good Reason, as defined in his Employment Agreement, within 12 months of commencing his employment with the Company.  The Company will reimburse Mr. Adsett for reasonable attorneys’ fees incurred by him in connection with entering into the Employment Agreement, up to a maximum of $5,000. In addition, the Employment Agreement provides for benefits if Mr. Adsett is terminated under certain circumstances in materially the same form as provided to the named executive officers of the Company.

Mr. Adsett will receive an option to purchase shares of common stock of the Company equivalent to the value of $850,000 as a material inducement to entering into employment with the Company, pursuant to Nasdaq rules.  The exact number of options will be determined using a Black-Scholes calculation based upon the closing price on the Nasdaq Global Select Market at the end of the day on the first business day of the month following his date of hire. The agreement governing this option award will be consistent with the Company’s standard stock option inducement award agreement.  The options have a 10-year term and will vest pursuant to the Company’s standard four-year vesting schedule, with 25% of the shares subject to the option award vesting on the first anniversary of his commencement of employment and 12.5% of the shares subject to the option award vesting on each six-month anniversary date thereafter through the fourth anniversary of the date of grant, subject to Mr. Adsett’s continued employment by the Company on each applicable vesting date.  The inducement grants were approved by the Company’s Compensation Committee on September 26, 2016.

There are no family relationships between Mr. Adsett and any of the Company’s current or former directors or executive officers. Mr. Adsett is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

The foregoing descriptions of the terms of the Employment Agreement are qualified in their entirety by reference to the full text of Employment Agreement, which the Company expects to file as an exhibit to its quarterly report on Form 10-Q for the period ending September 30, 2016.

ITEM 8.01 — Other Events.

On September 27, 2016, the Company issued a press release announcing the appointment of Mr. Adsett as Chief Commercial Officer.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Insmed Incorporated on September 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2016	INSMED INCORPORATED
	By:	/s/ Christine Pellizzari
	Name:	Christine Pellizzari
	Title:	General Counsel and Corporate Secretary